As filed with the Securities and Exchange Commission on November 12, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under The Securities Act of 1933

PLANAR SYSTEMS, INC.
(Exact name of registrant as specified in charter)

Oregon	93-0835396
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1195 N.W. Compton Drive, Beaverton, Oregon 97006; (503) 748-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nonqualified Stock Option Agreement between
Planar Systems, Inc. and BalaKrishnan Krishnamurthy dated September 27, 1999
(Full title of the Plan)

Planar Systems, Inc. Nonqualified Stock Option Agreement
dated May 13, 1999
(Full title of the Plan)

Balaji Krishnamurthy
President and Chief Executive Officer
Planar Systems, Inc.
1195 N.W. Compton Drive, Beaverton, Oregon 97006
(503) 748-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gregory E. Struxness, Esq.
Gordon O. Jesperson, Esq.
Ater Wynne LLP
222 S.W. Columbia, Suite 1800
Portland, Oregon 97201
(503) 226-1191

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, no par value per share (2)	200,000 shares	$6.5625	$1,312,500	$120.75

Common Stock, no par value per share (2)	20,000 shares	$7.875	$ 157,500	$14.49

Total	220,000 shares		Aggregate Filing Fees	$135.24

(1)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933, as amended, based on the exercise price per share of the outstanding options as stated in each plan.
(2)	Including associated Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced or traded separately from the common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement:

        a.    Annual Report on Form 10-K of Planar Systems, Inc. (the “Company”) for the fiscal year ended September 28, 2001 (the “Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2001.

        b.    Quarterly Report on Form 10-Q for the quarter ended June 28, 2002 filed with the SEC on August 6, 2002, Quarterly Report on Form 10-Q for the quarter ended March 29, 2002 filed with the SEC on May 13, 2002, and Quarterly Report on Form 10-Q for the quarter ended December 28, 2001 filed with the SEC on February 7, 2002.

        c.    Current Report on Form 8-K filed with the SEC on August 16, 2002, Current Report on Form 8-K/A filed with the SEC on July 1, 2002, Current Report on Form 8-K filed with the SEC on May 9, 2002, Current Report on Form 8-K filed with the SEC on May 3, 2002, Current Report on Form 8-K filed with the SEC on April 4, 2002, Current Report on Form 8-K filed with the SEC on March 19, 2002, Current Report on Form 8-K filed with the SEC on January 16, 2002 and Current Report on Form 8-K filed with the SEC on October 31, 2001.

        d.    Registration Statement on Form 8-A of the Company filed with the SEC on December 6, 1993.

        e.    All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and before the date of filing of a post-effective amendment to this Registration Statement stating that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

As an Oregon corporation the Company is subject to the Oregon Business Corporation Act (“OBCA”) and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article IX of the Company’s Second Restated Articles of Incorporation (the “Articles”) eliminates the personal liability of the Company’s directors to the Company or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities. The Articles require the Company to indemnify its directors and officers to the fullest extent not prohibited by law.

Section 60.387, et seq., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation in which the director or officer was adjudged liable to the corporation, but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

The Company has entered into indemnity agreements with each of its executive officers and members of its Board of Directors. Each agreement provides for indemnification of the indemnitee to the fullest extent allowed by law.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Number	Description

5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included in signature page in Part II of the Registration Statement)

99.1
Nonqualified Stock Option Agreement between Planar Systems, Inc. and BalaKrishnan Krishnamurthy dated as of September 27, 1999 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended September 24, 1999)

99.2	Planar Systems, Inc. Nonqualified Stock Option Agreement dated as of May 13, 1999 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 25, 1999)

Item 9.    Undertakings

(a)    The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

        (iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)    The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Beaverton, State of Oregon, on November 11, 2002.

PLANAR SYSTEMS, INC.

By:	/s/ BALAJI KRISHNAMURTHY
Balaji Krishnamurthy President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Balaji Krishnamurthy and William D. Walker, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Witness our hands on the date set forth below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 11, 2002.

/s/ BALAJI KRISHNAMURTHY Balaji Krishnamurthy	President, Chief Executive Officer, Director (Principal Executive Officer)

/s/ STEVE BUHALY Steve Buhaly	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ WILLIAM D. WALKER William D. Walker	Chairman of the Board

/s/ CARL W. NEUN Carl W. Neun	Director

/s/ HEINRICH STENGER Heinrich Stenger	Director

/s/ E. KAY STEPP E. Kay Stepp	Director

/s/ GREGORY H. TURNBULL Gregory H. Turnbull	Director

/s/ STEVEN E. WYNNE Steven E. Wynne	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included in signature page in Part II of the Registration Statement)

99.1
Nonqualified Stock Option Agreement between Planar Systems, Inc. and BalaKrishnan Krishnamurthy dated as of September 27, 1999 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended September 24, 1999)

99.2	Planar Systems, Inc. Nonqualified Stock Option Agreement dated as of May 13, 1999 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 25, 1999)